Exhibit 99
Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

CONTACT
Jennifer A. Olson-Goude	Rob Litt
Investor Relations	Media Relations
Tel: 612 303-6277	Tel: 612 303-8266
FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces 2007
Fourth Quarter and Year-end Results
MINNEAPOLIS – January 23, 2008 – Piper Jaffray Companies (NYSE: PJC) today announced net income from continuing operations of $15.1 million, or $0.91 per diluted share, for the quarter ended December 31, 2007. These results compare to $26.7 million, or $1.49 per diluted share, in the year-ago period, which included a benefit of $0.73 per diluted share due to a reduction of a reserve related to a particular industry-wide litigation matter. Excluding that benefit, net income from continuing operations was $0.76 per diluted share in the fourth quarter of 2006. Net income from continuing operations in the third quarter of 2007 was $4.8 million, or $0.28 per diluted share.
For the fourth quarter of 2007, continuing operations generated net revenues of $146.5 million and were essentially the same as the fourth quarter of 2006, which was a record for the firm since becoming a public company. Net revenues rose 58 percent compared to the third quarter of 2007.
“We are pleased to report solid quarterly financial results for our firm. Our equity financing, equity sales and trading, and advisory services reported very strong results,” said Chairman and Chief Executive Officer Andrew S. Duff. “Although challenging capital markets conditions drove weaker results in high yield and structured products, our other businesses more than offset these lower revenues.”
Mr. Duff said, “In 2007, we demonstrated meaningful progress against our growth initiatives, including the acquisitions of FAMCO and Goldbond and enhancing our capabilities in principal activities. Building on these initiatives is key to expanding and diversifying our business.”

Results of Continuing Operations
Fourth Quarter
Net Revenues
Investment Banking
For the fourth quarter of 2007, total investment banking revenues were $96.5 million, up 2 percent compared to the fourth quarter of 2006, and up 84 percent compared to the third quarter of 2007. The improved revenues were driven by robust equity financings and M&A activity.
•	Equity financing revenues were $43.0 million, up 30 percent compared to the fourth quarter of 2006, and up 136 percent compared to the third quarter of 2007. This strong performance was driven by a higher number of completed transactions.

•	Advisory services revenues were $36.7 million, up 6 percent compared to the year-ago period, and up 128 percent compared to the third quarter of 2007. The stronger performance was driven by improved results from U.S. M&A activity. Europe and Asia advisory services also contributed to the strong results.

•	Fixed income financing revenues were $16.8 million, down 37 percent compared to the same period last year, during which public finance generated near record underwriting revenues. Fixed income financing revenues decreased 8 percent compared to the third quarter of 2007, although public finance underwriting revenues remained consistent.
The following is a recap of completed deal information for the fourth quarter of 2007:
•	40 equity financings raising a total of $7.0 billion in capital, and the company was bookrunner on 9 of the equity financings. Of the completed transactions, 26 were U.S. public offerings, placing the company 13th nationally, based on the number of completed transactions. (Source: Dealogic)

•	19 merger and acquisition transactions with an aggregate enterprise value of $6.3 billion. The number of deals and the enterprise value include disclosed and undisclosed transactions. (Source: Piper Jaffray)

•	97 tax-exempt issues with a total par value of $1.8 billion, ranking the company seventh nationally, based on the number of completed transactions. (Source: Thomson Financial)
Institutional Sales and Trading
For the quarter ended December 31, 2007, institutional sales and trading generated net revenues of $46.0 million, down 5 percent from the same quarter last year and up 19 percent compared to the third quarter of 2007.
•	Equities sales and trading revenues were $34.9 million, up 19 percent from the year-ago period and up 39 percent compared to the third quarter of 2007. The increases resulted from stronger revenues from U.S. equities and the addition of Hong Kong equities revenues from Piper Jaffray Asia.
•	Fixed income sales and trading revenues were $11.1 million, a decrease of 42 percent compared to the same period last year, and a decrease of 19 percent compared to the third quarter of 2007. The declines were primarily driven by lower revenues from high-yield and structured products, which continued to be negatively impacted by the challenging market conditions.

Fourth Quarter
Non-Interest Expenses
For the fourth quarter of 2007, compensation and benefits expenses were $85.7 million, down 3 percent compared to the fourth quarter of 2006 and up 58 percent compared to the third quarter of 2007. The increase compared to the sequential third quarter was due to higher revenues.
The compensation ratio for the fourth quarter of 2007 was 58.5 percent, compared to 60.4 percent in the fourth quarter of 2006, and 58.5 percent in the third quarter of 2007.
For the fourth quarter of 2007, non-compensation expenses were $41.7 million, of which $2.5 million were attributable to FAMCO and Goldbond. The prior-year non-compensation expenses were $16.0 million, which included a $21.3 million benefit due to the reduction of a litigation reserve. Excluding that benefit, non-compensation expenses were $37.3 million. Compared to the third quarter of 2007, non-compensation expenses increased 28 percent, which was mainly driven by business expansion, including the addition of FAMCO and Goldbond, increased business activity resulting in higher marketing and travel expenses, and higher legal fees.
For the fourth quarter of 2007, pre-tax operating margin was 13.1 percent, compared to 28.6 percent for the fourth quarter of 2006, which included a 14.5 percentage-point benefit due to the litigation reserve reduction. Excluding that benefit, pre-tax operating margin was 14.1 percent. For the third quarter of 2007, pre-tax operating margin was 6.5 percent.
Full Year 2007
For the full year of 2007, net income from continuing operations was $45.0 million, or $2.59 per diluted share. For the full year of 2006, net income from continuing operations was $62.9 million, or $3.32 per diluted share, which included a $0.69 per diluted share benefit from the reduction of a litigation reserve. Excluding that benefit, net income from continuing operations was $2.63 per diluted share for 2006.

For 2007, net revenues from continuing operations were $498.9 million, slightly less than $502.9 million in revenues reported in 2006. Despite challenging market conditions in the last half of 2007, investment banking revenues rose 2 percent compared to 2006. Equity financing revenues topped 2006 by 14 percent and more than offset lower advisory services revenues and slightly lower debt financing revenues. Equity sales and trading revenues were essentially flat compared to 2006, while fixed income sales and trading revenues, which were impacted by the turmoil in the financial markets during the last half of the year, declined compared to 2006.
The following is a recap of completed deal information for the full year of 2007:
•	117 equity financings raising a total of $17.5 billion in capital, and the company was bookrunner on 28 of the equity financings. Of the completed transactions, 82 were U.S. public offerings, placing the company 15th nationally, based on the number of completed transactions. (Source: Dealogic)

•	53 merger and acquisition transactions with an aggregate enterprise value of $15.7 billion. The number of deals and the enterprise value include disclosed and undisclosed transactions. (Source: Piper Jaffray)

•	420 tax-exempt issues with a total par value of $6.8 billion, ranking the company seventh nationally, based on the number of completed transactions. (Source: Thomson Financial)
Full Year 2007
Non-Interest Expenses
For the full year of 2007, compensation and benefits expenses were $291.9 million, essentially unchanged compared to 2006. The compensation ratio for 2007 was 58.5 percent compared to 57.9 percent for 2006.

Non-compensation expenses for the full year were $144.1 million, compared to $113.8 million in 2006, which included a $21.3 million benefit due to the reduction of a litigation reserve. Excluding that benefit, non-compensation expenses were $135.0 million. Increased non-compensation expenses in 2007 were driven by expansion of the business, including the acquisitions of FAMCO and Goldbond, and implementation costs related to a new back office system.
For the full year of 2007, pre-tax operating margin from continuing operations was 12.6 percent compared to 19.5 percent in 2006, which included a 4.3 percentage-point benefit due to the litigation reserve reduction. Excluding that benefit, pre-tax operating margin was 15.2 percent.
Additional Shareholder Information

	As of Dec. 31, 2007		As of Sep. 30, 2007		As of Dec. 31, 2006
Full time employees:	1,238	*	1,131		1,108
FAMCO AUM	$9.0	billion	$8.3	billion	$8.8	billion
Shareholders’ equity:	$913	million	$889	million	$924	million
Annualized Return on Average Tangible Shareholders’ Equity[1]	10.2%		2.6%		12.3%
Book value per share:	$58.26		$56.80		$54.43
Tangible book value per share:	$38.99		$38.73		$40.71

*	Increase primarily due to Goldbond acquisition.

[1]	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Management believes that annualized return on tangible shareholders’ equity is a meaningful measure of performance because it reflects the tangible equity deployed in our businesses. This measure excludes the portion of our shareholders’ equity attributable to goodwill and identifiable intangible assets. The majority of our goodwill is a result of the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., and its subsidiaries by U.S. Bancorp. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	As of
(Dollars in thousands)	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007
Shareholders’ equity	$900,953	$904,403	$912,589
Deduct: Goodwill and identifiable intangible assets	310,876	233,234	301,948

Tangible shareholders’ equity	$590,077	$671,169	$610,641

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Thomas P. Schnettler, vice chairman and chief financial officer, will host a conference call to discuss third quarter results on Wednesday, January 23 at 9 a.m. ET (8 a.m. CT). The call can be accessed via live audio webcast available through the company’s web site at www.piperjaffray.com or by dialing (866) 244-9933, or (706) 758-0864 internationally, and referring to conference ID 30362326 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET on January 23, 2008 at the same web address or by calling (800) 642-1687, or (706) 645-9291 internationally.
About Piper Jaffray
Piper Jaffray Companies (NYSE: PJC) is a leading, international middle market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; high-yield and structured products; institutional equity and fixed-income sales and trading; and equity and high-yield research. With headquarters in Minneapolis, Piper Jaffray has 25 offices across the United States and international locations in London, Shanghai and Hong Kong. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (www.piperjaffray.com)
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, our current deal pipelines, the environment and prospects for capital markets transactions and activity, management expectations, anticipated financial results, the expected benefits of acquisitions, the amount and timing of restructuring expenses associated with transaction activity, or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments (including market fluctuations or volatility) may adversely affect the environment for capital markets transactions and activity and our business and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) acquisitions may not yield the benefits we anticipate or yield them within expected timeframes, (4) we may not be able to compete successfully with other companies in the financial services industry, (5) restructuring costs associated with transaction activity are difficult to predict accurately and may be higher than we anticipate due to unforeseen expenses or other difficulties, and (6) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2006, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2008 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)		For the Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q ’07	4Q ’07	Dec. 31,	Dec. 31,	Percent
(Amounts in thousands, except per share data)	2007	2007	2006	vs. 3Q ’07	vs. 4Q ’06	2007	2006	Inc/(Dec)
Revenues:
Investment banking	$93,480	$50,276	$92,963	85.9%	0.6%	$302,361	$298,309	1.4%
Institutional brokerage	39,881	31,419	39,421	26.9	1.2	151,591	160,502	(5.6)
Interest	14,644	15,003	19,241	(2.4)	(23.9)	60,873	64,110	(5.0)
Asset management	5,071	903	205	N/M	N/M	6,173	222	N/M
Other income	349	940	1,305	N/M	N/M	1,613	12,094	(86.7)

Total revenues	153,425	98,541	153,135	55.7	0.2	522,611	535,237	(2.4)

Interest expense	6,923	5,647	6,517	22.6	6.2	23,689	32,303	(26.7)

Net revenues	146,502	92,894	146,618	57.7	(0.1)	498,922	502,934	(0.8)

Non-interest expenses:
Compensation and benefits	85,704	54,343	88,609	57.7	(3.3)	291,870	291,265	0.2
Occupancy and equipment	8,710	7,201	8,955	21.0	(2.7)	32,482	30,660	5.9
Communications	6,476	6,040	6,452	7.2	0.4	24,772	23,189	6.8
Floor brokerage and clearance	3,446	3,564	3,485	(3.3)	(1.1)	14,701	13,292	10.6
Marketing and business development	8,494	6,064	7,543	40.1	12.6	26,619	24,664	7.9
Outside services	10,021	8,134	8,581	23.2	16.8	34,594	28,053	23.3
Cash award program	481	450	307	6.9	56.7	1,677	2,980	(43.7)
Other operating expenses	4,025	1,064	(19,294)	278.3	N/M	9,293	(9,042)	N/M

Total non-interest expenses	127,357	86,860	104,638	46.6	21.7	436,008	405,061	7.6

Income from continuing operations before income tax expense	19,145	6,034	41,980	217.3	(54.4)	62,914	97,873	(35.7)

Income tax expense	4,029	1,222	15,244	229.7	(73.6)	17,887	34,974	(48.9)

Net income from continuing operations	15,116	4,812	26,736	214.1	(43.5)	45,027	62,899	(28.4)

Income/(loss) from discontinued operations, net of tax	—	(456)	(6,090)	N/M	N/M	(2,811)	172,354	N/M

Net income	$15,116	$4,356	$20,646	247.0%	(26.8)%	$42,216	$235,253	(82.1)%

Earnings per basic common share
Income from continuing operations	$0.97	$0.30	$1.58	223.3%	(38.6)%	$2.73	$3.49	(21.8)%
Income/(loss) from discontinued operations	—	(0.03)	(0.36)	N/M	N/M	(0.17)	9.57	N/M

Earnings per basic common share	$0.97	$0.27	$1.22	259.3%	(20.5)%	$2.56	$13.07	(80.4)%

Earnings per diluted common share
Income from continuing operations	$0.91	$0.28	$1.49	225.0%	(38.9)%	$2.59	$3.32	(22.0)%
Income/(loss) from discontinued operations	—	(0.03)	(0.34)	N/M	N/M	(0.16)	9.09	N/M

Earnings per diluted common share	$0.91	$0.26	$1.15	250.0%	(20.9)%	$2.43	$12.40	(80.4)%

Weighted average number of common shares outstanding
Basic	15,663	16,096	16,973	(2.7)%	(7.7)%	16,474	18,002	(8.5)%
Diluted	16,587	16,904	18,004	(1.9)%	(7.9)%	17,355	18,968	(8.5)%

N/M — Not meaningful
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Piper Jaffray Companies
Preliminary Unaudited Revenues From Continuing Operations (Detail)

	Three Months Ended			Percent Inc/(Dec)		For the Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q ’07	4Q ’07	Dec. 31,	Dec. 31,	Percent
(Dollars in thousands)	2007	2007	2006	vs. 3Q ’07	vs. 4Q ’06	2007	2006	Inc/(Dec)
Investment banking
Financing
Equities	$42,985	$18,211	$33,133	136.0%	29.7%	$141,981	$124,304	14.2%
Debt	16,810	18,211	26,741	(7.7)	(37.1)	80,323	82,861	(3.1)
Advisory services	36,747	16,120	34,752	128.0	5.7	89,449	97,225	(8.0)

Total investment banking	96,542	52,542	94,626	83.7	2.0	311,753	304,390	2.4

Institutional sales and trading
Equities	34,912	25,192	29,434	38.6	18.6	119,961	120,341	(0.3)
Fixed income	11,079	13,612	19,033	(18.6)	(41.8)	60,834	70,134	(13.3)

Total institutional sales and trading	45,991	38,804	48,467	18.5	(5.1)	180,795	190,475	(5.1)

Asset management	5,071	903	205	N/M	N/M	6,173	222	N/M

Other income/(loss)	(1,102)	645	3,320	N/M	N/M	201	7,847	(97.4)

Net revenues	$146,502	$92,894	$146,618	57.7%	(0.1)%	$498,922	$502,934	(0.8)%

N/M — Not meaningful
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